Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 13, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Allies Limited

Omaha, Nebraska

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 4, Registration Statement under the Securities Act of 1933, filed by Allies Limited of our report dated June 8, 2012, relating to the financial statements of Allies Limited, a Nevada Corporation, as of and for the periods ending February 29, 2012 and February 28, 2011 and for the period from July 23, 2009 (date of inception) through February 29, 2012, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan